Exhibit 4.4

AMENDMENT NO. 1
TO THE
UNITED COMMUNITY BANKS, INC.
PROFIT SHARING PLAN

            THIS AMENDMENT is hereby made and entered into this 15th day of March 2002, by UNITED COMMUNITY BANKS, INC. (the "Company") to be effective as of the date(s) set forth hereinbelow.

W  I  T  N  E  S  S  E  T  H:

            WHEREAS, the Company maintains the United Community Banks, Inc. Profit Sharing Plan (the "Plan") for the exclusive benefit of its eligible employees and their beneficiaries, and those of any permitted participating employers;

            WHEREAS, the Company desires to amend the Plan to permit investment of Pre-Tax Accounts and Employer Contribution Accounts in the stock of the Company (“Holding Company Stock”) effective as of March 18, 2002, or as soon as administratively practicable thereafter; and

            WHEREAS, the Company has the right to amend the Plan from time to time.

            NOW, THEREFORE, the Plan is hereby amended as follows:

1.

            Effective as of March 18, 2002, Section 1.25 is deleted in its entirety and the following substituted therefor:

“1.25            Holding Company Stock - The securities that meet the definition of “employer securities” under Section 409(l) of the Code and “qualifying employer securities” under ERISA Section 407 with respect to this Plan, including, without limitation:

(a)            ordinary shares or common stock issued by United Community Banks, Inc. or by any successor to such company,

(b)            preference shares or preferred stock issued by United Community Banks, Inc. or any successor to such company, or

(c)            any securities substituted for any such stock by reason of a recapitalization, reorganization, merger or consolidation.”

2.

            Effective as of March 18, 2002, Section 5.11(a) is amended by deleting its next to last sentence in its entirety.

3.

            Effective as of March 18, 2002, Section 5.11(d) is amended by deleting the parenthetical at its end in its entirety and substituting the following therefor:

“(except to the extent otherwise limited by the Investment Fund)”

4.

            Effective as of March 18, 2002, Section 8.3 is deleted in its entirety and the following substituted therefor:

“8.3            Investment in Holding Company Stock

(a)            General – Except as may be limited by the Plan Administrator in its discretion, Participants shall have the option to direct the investment of the amounts credited to their Pre-Tax Account and/or Employer Contribution Account in Holding Company Stock.  The Plan Administrator may establish limits on what percentage of a Participant’s Pre-Tax Account and/or Employer Contribution Account may be invested in Holding Company Stock and shall communicate any such limitations in writing to Participants from time to time.

            Notwithstanding anything in the Plan to the contrary, an Employee who elects to have Holding Company Stock, which was held in his account in the White County Bank Employee Stock Ownership Plan, transferred to the Plan through a direct transfer or rollover shall be entitled to keep his Rollover Account invested in Holding Company Stock, to the extent Holding Company Stock is so transferred.

(b)            Employer Stock Investment Fund - Except as the Plan Administrator (or its designee) may otherwise direct, effective as of March 18, 2002, investments under the Plan in Holding Company Stock shall be made via an “employer stock” Investment Fund which shall consist of Holding Company Stock and short-term liquid investments necessary to satisfy the “employer stock” Investment Fund’s needs for transfers and payments.  Any investments under the

Plan in Holding Company Stock shall be made in compliance with and subject to the applicable limitations of ERISA Section 407; provided, however, that the Plan shall be authorized to invest up to 70% of the value of the total assets of the Plan in Holding Company Stock.  The Plan Administrator may establish from time to time restrictions or limitations on transfers into or out of any “employer stock” Investment Fund, including restrictions or limitations on any distributions or withdrawals under Article V.  The Company (or its designee) may at any time, because of securities law restrictions or other legal restrictions, direct the Trustee to cease purchases and sales of Holding Company Stock by the “employer stock” Investment Fund.

(c)            Dividends - Dividends received by the “employer stock” Investment Fund are reinvested in additional Holding Company Stock.

(d)            Purchases and Sales - Purchases and sales of Holding Company Stock (other than for exchanges) shall be made on the open market or in such other manner as may be determined by the Plan Administrator or the Trustee; provided, however, that if directed by the Company in writing prior to a trading date, the Trustee may purchase or sell Holding Company Stock from or to the Company if the purchase or sale is for adequate consideration (within the meaning of ERISA Section 3(18)) and no commission is charged.  If, in the reasonable judgment of the Trustee, there is insufficient liquidity in the “employer stock” Investment Fund on any given day to meet all redemption orders for such day, the Trustee shall hold all such orders until, in the reasonable judgment of the Trustee, there is sufficient liquidity to meet such orders.  The Plan Administrator or the Trustee may establish from time to time administrative procedures for processing redemption requests, including the placement of restrictions or limitations on redemption orders in the event of insufficient liquidity in the “employer stock” Investment Fund.

(e)            Voting –

            (i)            Voting Directed by Participant - Whole shares of Holding Company Stock credited to the Participants’ Accounts (“Allocated Shares”) shall be voted by the Trustee as directed by the Participants in writing from time to time.  Fractional shares of Holding Company Stock credited to the Participants’ Accounts shall be aggregated into whole shares of Holding Company Stock and voted by the Trustee to reflect, to the extent possible, the voting directions of the Participants with respect to whole shares of Holding Company Stock.  Notwithstanding the foregoing, if the Company determines that a legal or administrative restriction would preclude the voting by the

Participants of the Allocated Shares, the Company shall so inform the Trustee and such shares shall be voted by the Trustee as directed by the Company (or its designee).  In such a case, fractional shares of Holding Company Stock credited to the Participants’ Accounts shall be aggregated into whole shares of Holding Company Stock and voted by the Trustee to reflect to the extent possible the voting directions of the Company with respect to whole shares of Holding Company Stock.

            (ii)            Voting by Employee Benefit Committee - Except as limited by ERISA Section 404(c), the Committee shall be entitled to direct the Trustee to vote the following shares, on any matter for which shareholder approval is required:  (i) Allocated Shares with respect to which the Trustee received no timely voting instructions from Participants; and (ii) shares of Holding Company Stock held by the Trustee and not allocated to Participants’ Accounts (the “Unallocated Shares”).  In exercising its voting rights under this section, the Committee, based upon such information as may be provided to it by the Trustee, shall take into account the manner in which Participants voted the Allocated Shares.

            (iii)            Obligations of the Company - The Company shall use its reasonable best efforts, in conjunction with the Plan Administrator, the Committee and the Trustee, to cause to be delivered to each Participant on a timely basis all proxy materials, notices and information as are furnished to the Company’s stockholders in respect of the exercise of voting rights, together with forms by which the Participant may confidentially instruct the Trustee, or revoke such instruction, with respect to shares of Holding Company Stock allocated to his or her Account.

(g)            Tender Offers –

            (i)            In the event of a tender offer for Holding Company Stock at a time when Holding Company Stock are readily tradeable on an established market, each Participant who has whole shares of Holding Company Stock allocated to his or her Account shall be given the opportunity to direct the Trustee regarding whether to tender or not to tender the whole shares of Holding Company Stock allocated to his or her Account.  As promptly as practicable after receiving a Participant’s response form which directs the Trustee to tender his or her whole shares of Holding Company Stock, the Trustee shall tender such shares.  After the expiration of the period during which Participants may direct the Trustee to tender shares under this Section 8.3, the Trustee shall determine the total number of whole shares it was directed to tender, and the total number of whole shares it was directed not to tender (either expressly or by failure to timely respond).  If the majority of the whole shares of Holding Company Stock were directed to be tendered, then the Trustee shall also tender, as promptly as practicable, any fractional shares which are held in the Participants’ Accounts.  The Trustee shall take such steps as the Trustee deems reasonable and appropriate to effect directions from Participants in a confidential manner.

(ii)            The Committee shall make the determination whether to sell, offer to sell, exchange, or otherwise dispose of the Unallocated Shares and direct the Trustee with respect to the disposition of such Unallocated Shares.  In making its determination, the Committee, based upon such information as may be provided to it by the Trustee, shall take into account the tender or exchange directions given by Participants with respect to the Allocated Shares.  The proceeds of a disposition of Unallocated Shares shall be held by the Trustee subject to the provisions of the Plan and Trust and any applicable loan agreement.

(iii)            The Company shall use its reasonable best efforts, in conjunction with the Trustee, the Committee, and the Plan Administrator, to cause to be delivered to each Participant on a timely basis all materials, notices, and information as are furnished to the Company’s stockholders in respect of the exercise of tender or exchange rights, together with forms by which the Participant may confidentially instruct the Trustee, or revoke a prior instruction, with respect to shares of Holding Company Stock allocated to his Account.  Any Trustee instruction form shall prominently note that a failure to return such form within a specified reasonable period of time shall be deemed to be a direction to the Trustee not to tender or exchange shares of Holding Company Stock allocated to the Participant’s Account.

(iv)            Notwithstanding the foregoing provisions of this Section 8.3, the Trustee, after consultation with the Committee, shall have the right to change or modify its actions hereunder to the extent such change or modification is mandated by the terms of any valid order of a court of competent jurisdiction.”

5.

            Except as provided herein, the provisions of the Plan shall remain in full force and effect.

            IN WITNESS WHEREOF, the Employer has caused this Amendment No.1 to be executed by its duly appointed and qualified officer to be effective as of the date(s) set forth hereinabove.

                                                                        EMPLOYER:

                                                                        UNITED COMMUNITY BANKS, INC.

                                                                        By:   /s/ Rex S. Schuette
                                                                               Rex S. Schuette

                                                                        Title:  Executive Vice President and
                                                                                 Chief Financial Officer